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February 18, 2020

PG&E Corporation Reports Full-Year and Fourth-Quarter 2019 Financial Results; Provides Five-Year Financial Forecast and Chapter 11 Proceeding Update

•Recorded GAAP losses were $14.50 per share for the year and $6.84 per share for the fourth quarter of 2019, compared to losses of $13.25 and $13.24 per share for the same periods respectively in 2018.
•In anticipation of its emergence from Chapter 11 reorganization, the company is filing a five-year financial forecast that includes capital and rate base growth projections.
•PG&E remains on track to have its Chapter 11 Plan confirmed by June 30, 2020.

SAN FRANCISCO — PG&E Corporation (NYSE: PCG) full-year 2019 net loss attributable to common shareholders was $7.7 billion, or $14.50 per share, as reported in accordance with generally accepted accounting principles (“GAAP”). This compares with net loss attributable to common shareholders of $6.9 billion, or $13.25 per share, for the full-year 2018. For the fourth quarter of 2019 net loss attributable to common shareholders was $3.6 billion, or $6.84 per share, compared with net loss attributable to common shareholders of $6.9 billion, or $13.24 per share, for the fourth quarter of 2018.

GAAP results include non-core items that management does not consider representative of ongoing earnings, which totaled $4.0 billion after-tax, or $7.52 per share, for the quarter. This was primarily driven by an additional $5.0 billion pre-tax charge for estimated third-party claims related to the 2018 Camp fire, the 2017 Northern California wildfires and the 2015 Butte fire. This additional charge reflects the previously announced agreements with individual wildfire victims.

Other wildfire-related non-core items for the fourth quarter of 2019 include an additional charge for the Wildfire Order Instituting Investigation (“Wildfire OII”) settlement and the bill credit compensating customers for the October 9, 2019 Public Safety Power Shutoff (“PSPS”), partially offset by the probable recoveries of insurance premiums incurred in 2018 above amounts included in authorized revenue requirements. Non-core items related to PG&E Corporation’s and Pacific Gas and Electric Company’s (“Utility”) reorganization cases under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) include a reduction of interest expense on pre-petition debt, partially offset by legal and other costs. Other non-core items include enhanced and accelerated electric asset inspection costs and the Locate and Mark OII penalty.

Five-year Financial Forecast

As a milestone in the process of emerging from Chapter 11 reorganization, PG&E is also releasing a five-year financial forecast highlighting capital and rate base growth along with other material drivers of the business, as well as filing three-statement financials with the Bankruptcy Court. This financial forecast was developed for purposes of the formulation and negotiation of the Plan of Reorganization and to enable the stakeholders entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose.

Chapter 11 Proceeding and Timeline

On January 31, 2020, PG&E submitted regulatory and court filings outlining the key elements of the company’s updated Chapter 11 Plan of Reorganization. Key elements include: refreshing the Boards of Directors of PG&E Corporation and the Utility; regionalizing the company’s operations and its infrastructure to enhance the company’s focus on local communities and customers; paying value in excess of $25 billion to wildfire victims through the settlements reached with individual victims, subrogation claimants, and public entities; and emerging with a financing structure that protects customer rates and positions the company for long-term success.

PG&E believes it remains on track to have its Chapter 11 Plan confirmed by June 30, 2020, the deadline for participating in the state’s new wildfire fund under the terms of Assembly Bill (“AB”) 1054.

“PG&E has made significant progress in our Chapter 11 cases over the past year. We have resolved essentially every consequential issue within the Bankruptcy Court’s jurisdiction, most notably reaching a settlement with wildfire victims. Our focus now is on working with all key stakeholders, including elected officials and state regulators, to position PG&E for emergence as a financially stable company with a renewed and rigorous focus on safe operations and customer service, while meeting California’s energy needs and goals in a changed climate,” said PG&E Corporation Chief Executive Officer and President Bill Johnson.

Progress Report

Over the past several months, the company has made significant headway on operational improvements, wildfire victim compensation, ratemaking, and the Chapter 11 process. As examples, PG&E:

•Met or exceeded core objectives of its 2019 Wildfire Mitigation Plan;
•Announced a $13.5 billion settlement with the Tort Claimants Committee and Representatives of Individual Fire Victims Claimants to resolve claims arising from the 2018 Camp fire, the 2017 Northern California wildfires and the 2015 Butte fire;
•Announced a settlement with Consenting Noteholders to refinance senior notes and bank debt;
•Announced a settlement in its 2020 General Rate Case that includes cost-recovery mechanisms for wildfire safety spend and insurance costs and will provide clarity into rates over a three year horizon, once approved by the California Public Utilities Commission (“CPUC”);
•Received a Final Decision in its 2020-2022 Cost of Capital Case;
•Announced a settlement with the CPUC in the Wildfire OII, agreeing not to seek recovery for $1.7 billion of wildfire-related expenses; and
•Filed an updated Plan of Reorganization that meets the requirements of AB 1054 by, among other things, satisfying wildfire claims through settlements consistent with the terms of AB 1054, by keeping rates neutral, on average, for the Utility’s customers, and by providing for the assumption of all power-purchase agreements, community-choice aggregation servicing agreements, and collective bargaining agreements.

Non-GAAP Core Earnings

PG&E Corporation’s non-GAAP core earnings, which exclude non-core items, in 2019 were $2.1 billion, or $3.93 per share, compared with $2.1 billion, or $4.00 per share, in 2018. For the fourth quarter of 2019, non-GAAP core earnings were $360 million, or $0.68 per share, compared with $417 million, or $0.80 per share, during the same period in 2018.

The decrease in quarter-over-quarter non-GAAP core earnings per share was primarily driven by the absence of 2018 short-term incentive compensation, 2019 interest on pre-petition payables and short-term debt, and 2019 vegetation management costs. The decrease was partially offset by the probable recovery of 2019 insurance premiums above amounts included in authorized revenue requirements and by the growth in rate base earnings.

Beginning with the quarter and full year periods ended December 31, 2019, PG&E Corporation and the Utility changed the name of their principal non-GAAP earnings metric from "non-GAAP earnings from operations" to "non-GAAP core earnings" in order to align more closely with the terminology used by their industry peers. Likewise, PG&E Corporation and the Utility will now refer to adjustments as "non-core items" rather than "items impacting comparability." PG&E Corporation uses “non-GAAP core earnings,” which is a non-GAAP financial measure, in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items. See the accompanying tables for a reconciliation of non-GAAP core earnings to consolidated loss attributable to common shareholders.

2020 Guidance

PG&E Corporation is not providing guidance for 2020 GAAP earnings and non-GAAP core earnings. However, the company is providing factors affecting 2020 non-GAAP core earnings and guidance for non-core earnings items.

These include a range of drivers causing a variance in earnings below authorized, including net below the line and spend above authorized of $150 million to $200 million after tax and unrecovered interest expense of $150 million to $250 million after tax. PG&E Corporation is providing 2020 non-core items guidance of approximately $1.4 billion after-tax for Chapter 11-related costs, wildfire fund-related costs, investigation remedies and delayed cost recoveries, and GT&S capital audit.

Both the drivers and non-core items guidance are based on various assumptions and forecasts related to future expenses and certain other factors.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides have been furnished to the Securities and Exchange Commission (“SEC”) and are available on PG&E Corporation’s website at: http://investor.pgecorp.com/financials/quarterly-earnings-reports/default.aspx.

Public Dissemination of Certain Information

PG&E Corporation and the Utility routinely provide links to the Utility’s principal regulatory proceedings with the CPUC and the Federal Energy Regulatory Commission (“FERC”) at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the “Chapter 11,” “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, as well as forecasts and estimates regarding timing of PG&E Corporation’s and the Utility’s emergence from Chapter 11, the Utility’s participation in the statewide wildfire fund created by AB 1054, and PG&E Corporation’s 2020 non-core items guidance. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2018, as updated in their subsequent joint quarterly reports on Form 10-Q and their joint annual report on Form 10-K for the year ended December 31, 2019, and other reports filed with the SEC, which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC website at www.sec.gov. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

PG&E CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Year ended December 31,
	2019	2018	2017
Operating Revenues
Electric	$12,740	$12,713	$13,124
Natural gas	4,389	4,046	4,011
Total operating revenues	17,129	16,759	17,135
Operating Expenses
Cost of electricity	3,095	3,828	4,309
Cost of natural gas	734	671	746
Operating and maintenance	8,725	7,153	6,321
Wildfire-related claims, net of insurance recoveries	11,435	11,771	—
Depreciation, amortization, and decommissioning	3,234	3,036	2,854
Total operating expenses	27,223	26,459	14,230
Operating Income (Loss)	(10,094)	(9,700)	2,905
Interest income	82	76	31
Interest expense	(934)	(929)	(888)
Other income, net	250	424	123
Reorganization items, net	(346)	—	—
Income (Loss) Before Income Taxes	(11,042)	(10,129)	2,171
Income tax provision (benefit)	(3,400)	(3,292)	511
Net Income (Loss)	(7,642)	(6,837)	1,660
Preferred stock dividend requirement of subsidiary	14	14	14
Income (Loss) Available for Common Shareholders	$(7,656)	$(6,851)	$1,646
Weighted Average Common Shares Outstanding, Basic	528	517	512
Weighted Average Common Shares Outstanding, Diluted	528	517	513
Net Earnings (Loss) Per Common Share, Basic	$(14.50)	$(13.25)	$3.21
Net Earnings (Loss) Per Common Share, Diluted	$(14.50)	$(13.25)	$3.21

Reconciliation of PG&E Corporation’s Consolidated Earnings (Loss) Attributable to Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Non-GAAP Core Earnings
Fourth Quarter and Year to Date, 2019 vs. 2018
(in millions, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
(in millions, except per share amounts)	2019	2018	2019	2018	2019	2018	2019	2018
PG&E Corporation’s Loss on a GAAP basis	$(3,617)	$(6,873)	$(6.84)	$(13.24)	$(7,656)	$(6,851)	$(14.50)	$(13.25)
Non-core items: (1)
Wildfire-related costs (2)	3,847	7,282	7.27	14.03	8,761	8,914	16.59	17.24
Electric asset inspection costs (3)	120	—	0.23	—	557	—	1.05	—
Locate and mark penalty (4)	39	—	0.07	—	39	—	0.07	—
Chapter 11-related costs (5)	(30)	—	(0.06)	—	180	—	0.34	—
2019 GT&S capital disallowance (6)	—	—	—	—	193	—	0.37	—
Pipeline-related expenses (7)	—	8	—	0.02	—	33	—	0.06
Reduction in gas-related capital disallowances (8)	—	—	—	—	—	(27)	—	(0.05)
PG&E Corporation’s Non-GAAP Core Earnings (9)	$360	$417	$0.68	$0.80	$2,074	$2,069	$3.93	$4.00

(1) “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in the table above. See Use of Non-GAAP Financial Measures.

(2) The Utility incurred costs of $5.3 billion (before the tax impact of $1.5 billion) and $12.2 billion (before the tax impact of $3.4 billion) during the three and twelve months ended December 31, 2019, respectively, associated with wildfire-related costs related to the 2018 Camp fire, the 2017 Northern California wildfires, and the 2015 Butte fire. This includes accrued charges of $5.0 billion (before the tax impact of $1.4 billion) and $11.4 billion (before the tax impact of $3.2 billion) during the three and twelve months ended December 31, 2019, respectively, related to increases in the recorded liability for third-party claims. The Utility incurred costs of $13 million (before the tax impact of $4 million) and $278 million (before the tax impact of $78 million) during the three and twelve months ended December 31, 2019, respectively, for Utility clean-up and repair costs. The Utility also incurred costs of $42 million (before the tax impact of $12 million) and $152 million (before the tax impact of $43 million) during the three and twelve months ended December 31, 2019, respectively, for legal and other costs. In addition, the Utility incurred costs of $398 million (before the tax impact of $108 million) during the three and twelve months ended December 31, 2019 related to the Wildfire Order Instituting Investigation (OII) settlement. The Utility also recorded a charge of $86 million (before the tax impact of $24 million) during the three and twelve months ended December 31, 2019 related to a one-time bill credit for customers impacted by the October 9, 2019 Public Safety Power Shutoff (PSPS) event. These costs were partially offset by $189 million (before the tax impact of $53 million) recorded during the three and twelve months ended December 31, 2019 for probable cost recoveries of insurance premiums incurred in 2018 above amounts included in authorized revenue requirements.

(in millions, pre-tax)	Three Months Ended December 31, 2019	Year Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Camp, Northern California, and Butte fire-related costs, net of insurance:
Third-party claims	$4,988	$11,435	$11,500	$14,000
Utility clean-up and repair costs	13	278	169	209
Legal and other costs	42	152	94	245
Accelerated amortization of prepaid insurance premiums	—	—	185	185
Insurance recoveries	—	—	(1,836)	(2,229)
Subtotal Camp, Northern California, and Butte fire-related costs, net of insurance	5,043	11,865	10,112	12,410
Wildfire OII settlement	398	398	—	—
PSPS customer bill credit	86	86	—	—
2018 Insurance premium cost recovery	(189)	(189)	—	—
2017 Insurance premium cost recovery	—	—	—	(32)
Total Wildfire-related costs	$5,338	$12,161	$10,112	$12,378

(3) The Utility incurred costs of $167 million (before the tax impact of $47 million) and $773 million (before the tax impact of $216 million) during the three and twelve months ended December 31, 2019, respectively, for incremental operating expenses related to enhanced and accelerated inspections of electric transmission and distribution assets, and resulting repairs that are not probable of recovery.

(4) The Utility recorded costs of $39 million (not tax deductible) during the three and twelve months ended December 31, 2019 associated with an incremental fine payable to the State General Fund resulting from a presiding officer’s decision in the Locate and Mark OII.

(5) PG&E Corporation and the Utility recorded a net benefit of $56 million (before the tax impact of $26 million) and incurred costs of $199 million (before the tax impact of $19 million) during the three and twelve months ended December 31, 2019, respectively, directly associated with their Chapter 11 Cases. This includes legal and other costs of $101 million (before the tax impact of $18 million) and $292 million (before the tax impact of $45 million) during the three and twelve months ended December 31, 2019, respectively ($38 million and $129 million of legal and other costs during the three and nine months ended December 31, 2019, respectively, are not tax deductible.) The Utility also incurred $114 million (before the tax impact of $32 million) during the twelve months ended December 31, 2019 for debtor-in-possession (“DIP”) financing costs. These costs were partially offset by a reduction to interest expense on pre-petition debt of $146 million (before the tax impact of $41 million) during the three and twelve months ended December 31, 2019, and interest income of $11 million (before the tax impact of $3 million) and $60 million (before the tax impact of $17 million) recorded during the three and twelve months ended December 31, 2019, respectively.

(in millions, pre-tax)	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Legal and other costs	$101	$292
DIP financing costs	—	114
Reduction of interest expense on pre-petition debt	(146)	(146)
Interest income	(11)	(60)
Chapter 11-related costs	$(56)	$199

(6) The Utility recorded costs of $237 million (before the tax impact of $44 million) during the three and twelve months ended December 31, 2019 for pipeline-replacement costs disallowed in the 2019 GT&S rate case as a result of spending above amounts authorized in the 2015-2018 rate case period. Due to flow-through treatment related to deductible repairs, $80 million of the loss does not generate a net tax benefit.

(7) The Utility incurred costs of $11 million (before the tax impact of $3 million) and $46 million (before the tax impact of $13 million) during the three and twelve months ended December 31, 2018, respectively, for pipeline-related expenses incurred in connection with the multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way

(8) The Utility reduced the estimated disallowance for gas-related capital costs that were expected to exceed authorized amounts by $38 million (before the tax impact of $11 million) during the twelve months ended December 31, 2018. The Utility had previously recorded $85 million (before the tax impact of $35 million) in 2016 for probable capital disallowances in the 2015 GT&S rate case. From 2012 through 2014, the Utility had recorded cumulative charges of $665 million (before the tax impact of $271 million) for disallowed Pipeline Safety Enhancement Plan-related capital expenditures.

(9) “Non-GAAP core earnings” is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures.

Use of Non-GAAP Financial Measures PG&E Corporation and Pacific Gas and Electric Company

PG&E Corporation discloses historical financial results and provides guidance based on “non-GAAP core earnings” and “non-GAAP core EPS” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items.

Beginning with the quarter and full year periods ended December 31, 2019, PG&E Corporation and the Utility changed the name of their principal non-GAAP earnings metric from "non-GAAP earnings from operations" to "non-GAAP core earnings" in order to align more closely with the terminology used by their industry peers. Likewise, PG&E Corporation and the Utility will now refer to adjustments as "non-core items" rather than "items impacting comparability".

“Non-GAAP core earnings” is a non-GAAP financial measure and is calculated as income available for common shareholders less non-core items. “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in "Reconciliation of PG&E Corporation’s Consolidated Earnings (Loss) Attributable to Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Non-GAAP Earnings from Operations." “Non-GAAP core EPS” also referred to as “non-GAAP core earnings per share” is a non-GAAP financial measure and is calculated as non-GAAP core earnings divided by common shares outstanding (diluted). PG&E Corporation uses non-GAAP core earnings and non-GAAP core EPS to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation believes that non-GAAP core earnings and non-GAAP core EPS provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance.

Non-GAAP core earnings and non-GAAP core EPS are not substitutes or alternatives for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.